Filed Pursuant to Rule 424(b)(7)
Registration No. 333-172522

PROSPECTUS SUPPLEMENT NO. 1

TO PROSPECTUS DATED FEBRUARY 28, 2011

3,884,177 Shares

Clearwire Corporation

Class A Common Stock

This prospectus supplement supplements information contained in the prospectus dated February 28, 2011 covering resale by selling stockholders of 3,884,177 shares of our common stock. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our common shares involves risk. See “Risk Factors” beginning on page 4 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in the table appearing under the caption “Selling Stockholders” in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto:

Name(1)	Shares of Class A Common Stock Beneficially Owned Prior to Exchange	Maximum Number of Shares of Class A Common Stock That May be Issued upon Exchange of Outstanding Notes(2)	Shares of Class A Common Stock Beneficially Owned Following the Exchange		Shares of Class A Common Stock That May be Offered Hereby(4)	Shares of Class A Common Stock Beneficially Owned After the Offering(4)
			Number	Percent(3)		Number	Percent
Asia Opportunity Fund, Ltd(5)	706,214	706,214	0	*	706,214	0	*
IMAP McKinley Plc(5)	706,214	706,214	0	*	706,214	0	*
Tenor Opportunity Master Fund, Ltd(5)	2,118,643	2,118,643	0	*	2,118,643	0	*
Basso Global Arb Holding Fund Ltd(6).	110,875	110,875	0	*	110,875	0	*
Basso Holdings Ltd.(6)	242,231	242,231	0	*	242,231	0	*

*	Less than 1%.
(1)	Additional selling stockholders not named in this prospectus will not be able to use the prospectus for resales until they are named in the selling stockholder table by prospectus supplement or post-effective amendment to the registration statement of which this prospectus is a part.
(2)	Assumes an exchange rate of 141.2429 shares of Class A Common Stock per $1,000 principal amount of notes. However, this exchange rate is subject to adjustment in some events. As a result, the amount of Class A Common Stock issuable upon exchange of the notes may increase or decrease in the future.
(3)	Calculated based on Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, using 248,313,525 shares of Class A Common Stock outstanding as of June 30, 2011. In calculating this amount, we treated as outstanding the number of shares of Class A Common Stock issuable upon exchange of the holder’s notes. However, we did not assume exchange of any other holder’s notes.
(4)	Assumes that all of the shares of Class A Common Stock that may be issued in exchange for the notes will be sold by the selling stockholder.
(5)	Robin R. Shah holds voting and dispositive power over the shares held by Asia Opportunity Fund, Ltd, IMAP McKinley Plc and Tenor Opportunity Master Fund, Ltd
(6)	Basso Capital Management, L.P. (“Basso”) is the Investment manager to Basso Global Arb Holding Fund Ltd. and Basso Holdings Ltd. (the “Funds”). Howard Fischer is a managing member of Basso GP LLC, the General Partner of Basso. Me. Fischer has ultimate responsibility for trading with respect to the Funds.

The date of this prospectus supplement is October 28, 2011.